EXHIBIT 11

COMPUTER NETWORK TECHNOLOGY CORPORATION
Statement Re: Computation of Net Income (loss) Per Basic and Diluted Share
(in thousands, except per share data)
(Unaudited)

		Weighted Average	Per Share
	Net Income(loss)	Shares Outstanding	Amount

Three Months Ended July 31, 2001:

Basic	$(821)	29,729	$(.03)

Dilutive effect of

employee stock purchase

awards and options(1)	—	—	—

Diluted	$(821)	29,729	$(.03)

Three Months Ended July 31, 2000:

Basic	$2,053	24,102	$.09

Dilutive effect of

employee stock purchase

awards and options(1)	—	1,823	(.01)

Diluted	$2,053	25,925	$.08

Six Months Ended July 31, 2001:

Basic	$(7,376)	29,746	$(.25)

Dilutive effect of

employee stock purchase

awards and options(1)	—	—	—

Diluted	$(7,376)	29,746	$(.25)

Six Months Ended July 31, 2000:

Basic	$3,883	24,020	$.16

Dilutive effect of

employee stock purchase

awards and options(1)	—	2,132	(.01)

Diluted	$3,883	26,152	$.15

(1)	Potential dilutive securities, consisting of outstanding stock options and shares issuable under the employee stock purchase plan, are included in the computation of diluted net income per share using the treasury stock method.